Exhibit 99.1

For Immediate Release Contact: Kenneth D. Gibbons (802) 888-6600

Union Bankshares Announces First Quarter Ended March 31, 2012
Earnings and Quarterly Dividend Payment

Morrisville, VT April 18, 2012 - Union Bankshares, Inc. (NASDAQ - UNB) today announced Net Income for the first quarter 2012 of $1.2 million, or $0.28 per share, compared to $1.0 million, or $0.23 per share, for 2011. Results for 2012 reflect a year to year increase in net interest income of $748 thousand or 16.5% and noninterest income of $502 thousand or 35.8%. The increase in net interest income was mainly driven by higher loan balances outstanding, $65.8 million, or 17.7%, year over year as a result of the purchase of three branches in the second quarter of 2011 and with management's decision to grow the residential real estate portfolio. The increase in noninterest income is primarily due to the increase in net gains on sale of residential real estate loans as well as ATM/debit card income year over year. These positive factors were partially offset by increased operating expenses in all categories. These increases are attributed to the increases in personnel, banking facilities, and equipment needs as a result of the continued growth.

Total loans grew to $437.7 million as of March 31, 2012 from $371.9 million as of March 31, 2011. The increase is attributable to assets acquired in the three branch acquisition of May 2011 as well as organic growth within our loan portfolio. Interest rate risk management includes continued sales of a portion of qualifying residential mortgages to the secondary market. Loans serviced for others grew to $213.8 million, or 21.1% as of March 31, 2012 from $176.5 million as of March 31, 2011. Total deposits reached $478.0 million compared to the prior year of $384.0 million, or growth of $94.0 million or 24.5%. The Company had total capital of $40.5 million with a book value per share of $9.09 as of March 31, 2012 compared to $41.8 million and $9.37 per share at March 31, 2011.

A quarterly cash dividend of $.25 per share was declared on April 18, 2012 to shareholders of record April 28, 2012, payable May 9, 2012.

Union Bankshares, Inc., headquartered in Morrisville, Vermont is the bank holding company parent of Union Bank, which offers deposit, loan, trust, investment management and commercial banking services throughout northern Vermont and northwestern New Hampshire. Total assets grew to $555.4 million, or 20.8% as of March 31, 2012 from $459.7 million as of March 31, 2011. The Company operates 13 banking offices, a loan center and 30 ATM facilities in Vermont; 4 branches and ATM facilities in New Hampshire.

Union Bank has been helping people buy homes and local businesses create jobs in area communities since 1891. Union Bank has earned an outstanding reputation for residential lending programs and has recently been granted an Unconditional Direct Endorsement from the Department of Housing and Urban Development (HUD) for the origination of FHA loans, is an SBA Preferred lender and has an outstanding Community Reinvestment Act rating. Union is proud to be one of the few community banks serving Vermont and New Hampshire and maintains a strong commitment to traditional values. Union is dedicated to providing genuine customer service and community support, donating tens of thousands of dollars to local nonprofits annually. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and commercial. Member FDIC. Equal Housing Lender.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.unionbankvt.com.